Exhibit 99.1

Kyverna Therapeutics Announces Pricing of $100 Million Public Offering of Common Stock

EMERYVILLE, Calif., December 17, 2025 (GLOBE NEWSWIRE) – Kyverna Therapeutics, Inc. (Nasdaq: KYTX) (“Kyverna”), a clinical-stage biopharmaceutical company focused on developing cell therapies for patients with autoimmune diseases, today announced the pricing of an underwritten public offering of 13,333,333 shares of its common stock at a public offering price of $7.50 per share. The gross proceeds to Kyverna from the offering, before deducting underwriting discounts and commissions and offering expenses payable by Kyverna, are expected to be approximately $100 million. All shares in the offering are being sold by Kyverna. The offering is expected to close on or about December 18, 2025, subject to the satisfaction of customary closing conditions. In addition, Kyverna has granted the underwriters a 30-day option to purchase up to 1,999,999 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions.

J.P. Morgan, Leerink Partners, Morgan Stanley and Wells Fargo Securities are acting as joint book-running managers for the offering.

The securities described above were offered by Kyverna pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-286180) that was filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2025 and declared effective on April 15, 2025. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the offering have been filed with the SEC. Electronic copies of the preliminary prospectus supplement and, when available, copies of the final prospectus supplement, and the accompanying prospectus relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or by contacting J.P. Morgan Securities LLC, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; and Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, MN 55402, at 800-645-3751 (option #5) or email a request to WFScustomerservice@wellsfargo.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Kyverna Therapeutics

Kyverna Therapeutics, Inc. (Nasdaq: KYTX) is a clinical-stage biopharmaceutical company focused on liberating autoimmune patients through the curative potential of cell therapy. Kyverna’s lead autologous CD19-targeting CAR T-cell therapy candidate is miv-cel (mivocabtagene autoleucel, KYV-101).

Kyverna is advancing its potentially first-in-class neuroimmunology franchise with its recently completed registrational trial in stiff person syndrome and an ongoing registrational trial for generalized myasthenia gravis. The Company is also harnessing other KYSA trials and investigator-initiated trials, including in multiple sclerosis and rheumatoid arthritis, to inform the next priority indications. Additionally, its next generation pipeline includes CAR T-cell therapies deploying novel innovations to improve patient access and experience.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Forward-looking statements in this press release include, without limitation, those related to: the completion of the underwritten public offering; the anticipated proceeds from the offering; and timing of the closing of the offering. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties related to general economic and market conditions; Kyverna’s ability to satisfy closing conditions applicable to the offering; and other factors discussed in the “Risk Factors” section of Kyverna’s periodic filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and the preliminary prospectus supplement and the accompanying prospectus related to the public offering filed with the SEC. Any forward-looking statements contained in this press release are based on the current expectations of Kyverna’s management team and speak only as of the date hereof, and Kyverna specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investors: InvestorRelations@kyvernatx.com
Media: media@kyvernatx.com